UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 3, 2012

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

1360 O’Brien Drive, Menlo Park, California  94025

(Address of principal executive offices, with zip code)

(650) 462-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On August 3, 2012, Depomed, Inc. (“Depomed”) and Valeant International Bermuda (formerly Valeant International (Barbados) SRL) (“Valeant”) received a “Markman” claim construction ruling by Judge Joel A. Pisano of the United States District Court for the District of New Jersey in Depomed’s and Valeant’s ongoing patent infringement case against Sun Pharma Global FZE, Sun Pharmaceutical Industries Ltd., and Sun Pharmaceutical Industries Inc. (collectively, “Sun”).

In a Markman ruling, the court determines the meaning of disputed patent terms at issue in patent litigation.  Judge Pisano’s ruling construed 25 terms in the patents asserted by Depomed and Valeant in the litigation.  After comprehensive briefing and oral argument, Judge Pisano issued an order principally adopting Depomed’s and Valeant’s proposed or stipulated patent term constructions.

In June 2011, Depomed and Valeant sued Sun for infringement of U.S. Patent Nos. 6,723,340, 6,340,475, 6,635,280, 6,488,962, 7,736,667, 7,780,987, all of which except for U.S. Patent No. 7,736,667 are listed in the Orange Book for Glumetza® (metformin hydrochloride extended release tablets).  The lawsuit was filed in response to an abbreviated new drug application and paragraph IV certification Sun filed with the U.S. Food and Drug Administration seeking approval to market generic versions of Glumetza 500 mg and 1000 mg tablets. A trial date for the litigation has not yet been set.

Although the parties intend to vigorously defend and enforce their patent rights, Depomed cannot predict timing or outcome of this action.  Any adverse outcome in the litigation described above could adversely impact Depomed and its revenues.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: August 6, 2012	By:	/s/ Matthew M. Gosling
Matthew M. Gosling
Senior Vice President and General Counsel